FOR IMMEDIATE RELEASE

Contact:   Elliot Sloane (media)        Diane Perry/Devin McDonell (analysts)
           Edelman Financial            Edelman Financial
           212-704-8126                 212-704-8293/4523


              TOY BIZ, INC. ANNOUNCES CHANGES IN BOARD OF DIRECTORS

New York, NY - June 23, 1997...Toy Biz, Inc. (NYSE:TBZ) announced today that as a result of the election of a new board of directors of Marvel Entertainment Group, Inc. (NYSE:MRV) on June 20, 1997, the five directors of Toy Biz who are officers of Marvel or MacAndrews & Forbes Holdings Inc. resigned from Toy Biz' board of directors on that date. Also, on June 20, Marvel Holdings Inc., the holder of a majority of Marvel's equity, announced that the new board of directors of Marvel had replaced eight of the eleven members of Toy Biz' board of directors. The resignation of the Toy Biz directors and the announcement by Marvel Holdings followed the denial by the judge in Marvel's bankruptcy case of a restraining order sought by Marvel and its bank lenders to prevent the takeover of Marvel's board by Marvel Holdings and creditors of Marvel's parent companies.

Under the terms of the Toy Biz stockholders agreement to which Marvel is a party, the change in control of Marvel results in the termination of the super-voting rights associated with the shares of Toy Biz class B common stock owned by Marvel. In light of the Toy Biz stockholders agreement, Marvel has no power to replace any members of Toy Biz' board of directors. Toy Biz intends to take appropriate legal action to protect itself from interference with its affairs.

Toy Biz' remaining directors expect to fill promptly the vacancies created by the resignations of its directors. It is not the intention of Toy Biz' board of directors to elect any representatives of Marvel to fill those vacancies. Marvel continues to own approximately 27% of Toy Biz' outstanding common stock.

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